Exhibit 4.14

Equity Transfer Agreement

This Equity Transfer Agreement (“this Agreement”) is entered into by the following parties on December 30, 2005, in Beijing, People’s Republic of China.

Party A: Hurray! Holdings Co., Ltd.

Registered Address:

(hereinafter referred to as the “Transferee”)

Party B: Magma Digital International Limited

Registered Address:

(hereinafter referred to as the “Transferor”, and together with the Transferee, as the “Parties”)

WHEREAS

1. Shanghai Fuming Information Technology Co., Ltd. (“Shanghai Fuming”) is a foreign-invested enterprise duly established and existing under the PRC laws and has US$ 460,000 of registered capital.

2. At the date hereof, the Transferor has invested US$ 460,000 and holds 100% equity interest in Shanghai Fuming. As of the date hereof, the Transferor legally owns all the shareholder’s rights based on its investment.

3. The Transferee is a legal person duly established and existing under the laws of the Cayman Islands, and intends to accept all the equity interest held by the Transferor in Shanghai Fuming.

NOW, THEREFORE, the Parties enter into the following agreement through amicable negotiations in the spirit of mutual benefit and good faith, and pursuant to the relevant laws and regulations:

Article 1 Equity Transfer

1. The Transferor hereby agrees to transfer, pursuant to the terms and conditions hereunder, all of its 100% equity interest in Shanghai Fuming to the Transferee on the Effective Date of Transfer (defined below) described in Article 3, and the Transferee hereby agrees to accept such transfer pursuant to the terms and conditions hereunder (the “Equity Transfer”).

2. From the Effective Date of Transfer under Article 3 hereof, the Transferee shall become the lawful owner of the transferred equity interest pursuant to the terms and conditions hereunder, enjoy and bear all the rights and obligations in connection with the transferred equity interest (including all the rights, interests and obligations relating to its investment); the Transferor shall cease to enjoy any rights, or bear any obligations, in connection with the transferred equity interest, except as otherwise provided hereunder.

3. The Parties agree to handle all the formalities for alteration of equity ownership pursuant to the terms and at the time as agreed hereunder, including without limitation obtaining the approval to the transfer/acceptance of the equity interest pursuant to the laws of their respective jurisdiction of incorporation.

4. From the Effective Date of Transfer, the Transferor shall handover to the Transferee any and all documents reasonably needed by the Transferee for the exercise of shareholder’s rights, including without limitation resolutions and minutes of the Board of Shanghai Fuming, all the corporate seals (including without limitation the official seal, financial seal, and contract seal of the company), approval issued to the company, certificate of approval to foreign-invested enterprise, business license (original and duplicate), certificates, checkbook, documents relating to bank account and any change thereto, property ownership document and approval.

Article 2 Equity Transfer Price and Method of Payment

1. The equity transfer price shall be determined in the following manner (hereinafter, the “Equity Transfer Price”):

Valuation: The value of Shanghai Fuming shall be determined in the following way: the actual benchmark profit of Shanghai Magma Digital Technology Co. Ltd. (“Shanghai Magma”) in 2006 (which is the after-tax net profit in 2006 as audited by one of the “Big Four” accounting firm acceptable to the Transferee according to the US GAAP× A) + the actual benchmark profit of Shanghai Magma in 2007 (which is the after-tax net profit in 2007 as audited by one of the “Big Four” accounting firm acceptable to the Transferee according to the US GAAP× B), in which, “A” and “B” shall be the premium ratio.

“A” shall be determined in the following manner:

If Shanghai Magma suffers any deficit in 2006, A = 0; if the after-tax net profit in 2006 is less than or equal to US$ 800,000, A = 1.0; if the after-tax net profit in 2006 is more than US$ 800,000 but less than or equal to US$ 2,000,000, A = 3.0; if the after-tax net profit in 2006 is more than US$ 2,000,000 but less than or equal to US$ 2,500,000, A = 3.5; if the after-tax net profit in 2006 is more than US$ 2,500,000, A = 4.0.

“B” shall be determined in the following manner:

If Shanghai Magma suffers any deficit in 2007, B = 0; if the after-tax net profit in 2007 is less than or equal to US$ 1,200,000, B = 1.0; if the after-tax net profit in 2007 is more than US$ 1,200,000 but less than or equal to US$ 3,500,000, B = 1.75; if the after-tax net profit in 2007 is more than US$ 3,500,000 but less than or equal to US$ 4,500,000, B = 2.0; if the after-tax net profit in 2007 is more than US$ 4,500,000, B = 2.5.

Notwithstanding the foregoing, the minimum value of Shanghai Fuming shall be not less than US$ 3,000,000, and the maximum value shall be not higher than US$ 22,000,000.

2. The Transferee shall pay to the Transfer the Equity Transfer Price in three installments in the following manner:

Payment The Equity Transfer Price shall be paid in three installments:

(1) The initial payment of US$ 3,000,000 shall be paid to the Transferor within ten (10) business days after the Closing Date of Equity Transfer (i.e., the closing date of the transfer of the equity interest in Shanghai Magma) mentioned in the Purchase Agreement (as defined in Article 5.8).

(2) The second payment shall be paid within ten (10) business days after the audit of Shanghai Magma in 2006 is completed. The amount of the payment shall be: the actual benchmark profit in 2006 - US$ 3,000,000. Should the result be negative or zero, the second payment by the Transferee shall also be zero, provided that the Transferor shall not be obliged to refund any payment made by the Transferee;

(3) The third payment shall be paid within ten (10) business days after the audit of Shanghai Magma in 2007 is completed. The amount of such payment shall be determined in the following manner:

i) If the amount of the second payment is zero, the amount of the third payment shall be: the actual benchmark profit in 2007 - (US$ 3,000,000 - the actual benchmark profit in 2006). Should the result be negative or zero, the third payment by the Transferee shall also be zero, provided that the Transferor shall not be obliged to refund any payment made by the Transferee;

ii) If the amount of the second payment is positive, then the amount of the third payment shall be the actual benchmark profit in 2007.

(4) Notwithstanding the foregoing, if Shanghai Magma suffers any deficit in 2007, the Transferor shall refund to the Transferee the amount equal to such deficit, provided that the aggregate amount of the three installments shall not be less than US$ 3,000,000 or higher than US$ 22,000,000.

(5) For the purpose hereof, the “after-tax net profit” means the after-tax profit audited by one of the “Big Four” accounting firm acceptable to the Transferee according to the US GAAP, subject to the “Basic Principles for Performance Determination” set forth in Exhibit I hereto.

Article 3 Execution Date and Effective Date of Equity Transfer

1. This Agreement shall become effective after being executed by the Parties or their authorized representatives and affixed the seals thereof, and the effective date of this Agreement shall be the date when the equity transfer hereunder has been approved, and the amended foreign-invested enterprise approval certificate has been issued, by the original approval authority of Shanghai Fuming (hereinafter referred to as the “Execution Date”).

2. The equity transfer hereunder shall become effective at the date when all of the following conditions have been satisfied (or waived by the relevant Party in writing), which date shall be the “Effective Date of Equity Transfer”. After the Effective Date of Equity Transfer, the Parties shall separately negotiate to determine the specific financial benchmark date from which to conduct the former financial handover.

(1) This Agreement has been duly executed by the Parties or the authorized representatives thereof;

(2) This Agreement and the equity transfer hereunder have been approved by the competent authority of the Transferor/Transferee;

(3) This Agreement and the equity transfer have been approved by the Board of Shanghai Fuming;

(4) This Agreement and the equity transfer have been approved by the original approval authority of Shanghai Fuming;

(5) All the legal documents have been effectively obtained, and all the relevant formalities or procedures have been effectively performed, as necessary for the equity transfer hereunder according to the relevant provisions of the laws relating thereto;

(6) Shanghai Fuming has undergone no unfavorable changes in its business, operation, properties, prospects and assets;

(7) All the representations, warranties and covenants of the Transferor under Article 4 hereof are true and accurate as of the Execution Date hereof and the Effective Date of Equity Transfer, as if such representations and warranties are made as of the Execution Date and the Effective Date of Equity Transfer (except for such representations and warranties that are made at a specific date and are required to be true and accurate only at such date); and

(8) The equity transfer hereunder shall have undergone the amended industrial and commercial registration with the competent industrial and commercial registration authority, and the Transferee shall have become the legal shareholder of Shanghai Fuming, the detailed terms and conditions are set forth in Article 4 hereof.

3. The equity transfer hereunder shall be subject to the satisfaction (or waiver by the relevant Party in writing) of all of the following conditions (“Conditions Precedent”):

(1) The amended industrial and commercial registration mentioned Article 2(8) has been completed;

(2) The Transferee’s affiliates have effectively accepted all the equity interest in Shanghai Magma and become the legal shareholder of Shanghai Magma pursuant to the relevant agreements;

(3) The Exclusive Technical Consultancy and Service Agreement, Software License Agreement, Trademark License Agreement, Business Cooperation Agreement and other agreements entered into between Shanghai Magma and Shanghai Fuming in 2004, and all the agreements that the Transferor or its affiliates signed with Shanghai Fuming (if any) are terminated;

4. The Transferor and the Transferee shall as soon as possible after they have learned the satisfaction of certain Condition Precedent above, and in no event later than three (3) business days thereafter, notify the other Party and provide written certificate evidencing the satisfaction thereof (such as copy of the approval or filing document issued by the relevant authorities).

5. If either Party believes that all the Conditions Precedent above are satisfied, such Party shall send written notice to the other Party. The other Party shall, within two (2) business days after receipt of the written notice, acknowledge in writing to the other Party that all the Conditions Precedent are satisfied, or disclose in writing that certain Conditions Precedent are not yet satisfied and the reason thereof. The date when both Parties acknowledge that all the Conditions Precedent have been satisfied shall be the closing date of the equity transfer (hereinafter referred to as the “Closing Date”), provided that neither Party shall unreasonably withhold such acknowledgement.

6. If the Conditions Precedent above shall not be satisfied at the conclusion of the second month after the execution of this Agreement, this Agreement shall be terminated with immediate effect, unless the Parties hereto agree in writing to extend the date of termination up to the conclusion of the fourth month after the execution hereof. After the termination of this Agreement, if the amended industrial and commercial registration is completed and the equity interest is transferred to the Transferee, the Transferee shall promptly convey to the Transferor the equity interest actually received hereunder, so as to restore to the original status existing prior to the execution of this Agreement. If the amended industrial and commercial registration for Shanghai Magma shall also be completed and the equity interest transferred to the Transferee’s affiliates, the Transferee’s affiliates shall promptly convey to the Transferor’s affiliates the equity interest actually received hereunder, so as to restore to the original status existing prior to the execution of the Purchase Agreement.

7. The Transferor agree, the equity transfer hereunder shall be deemed as incomplete if any of the Conditions Precedent set forth in subsection 3 of this Article 3 is not satisfied at the time agreed, and the Transferee shall not hold any liability thereto unless it is due to any fault of the Transferee. If any of the Conditions Precedent is unable to be satisfied or cannot be satisfied at the time agreed due to any fault on the part of the Transferor, the Transferor shall indemnify the Transferee for the loss suffered or costs incurred by the Transferee as a result thereof; if any of the Conditions Precedent is unable to be satisfied or cannot be satisfied at the time agreed due to any fault on the part of the Transferee, the Transferee shall indemnify the Transferor for the loss suffered or costs incurred by the Transferor as a result thereof.

Article 4 Formalities for Amending Industrial and Commercial Registration

1. The Transferor shall, within thirty (30) business days after the equity transfer hereunder has been approved by the original approval authority of Shanghai Fuming and the amended foreign-invested enterprise approval certificate has been issued, complete the formalities for amended industrial and commercial registration at the relevant industrial and commercial authority, and the Transferee shall assist the Transferor in completing such formalities. The amendment of industrial and commercial registration shall include the following:

(1) completion of registration amendment in connection with the equity transfer, the registered shareholder shall be changed from the Transferor to the Transferee;

(2) completion of the change of directors, dissolving the original Board of Shanghai Fuming, appointing Xu Xunguang as the managing director;

(3) completion of the amendment to registration of the legal representative, replacing Wang Jiang with Xu Xunguang;

(4) Wang Jiang shall remain as the General Manager of the company;

(5) completion of registration of the amended articles of association.

2. The Transferor shall be responsible to handle with amendment to industrial and commercial registration. The Transferor shall promptly notify the Transferee upon receipt of the notice about completion of the formalities issued by the industrial and commercial administration, and the Transferee shall get all the documents for the completed amended industrial and commercial registration within three (3) business days after receipt of the notice from the Transferor. The amended industrial and commercial registration in this Article shall be finally completed after the Transferee has received all the documents.

Article 5 Representations, Warranties and Covenants of the Transferor

Except for what have been disclosed,

1. Shanghai Fuming is a wholly foreign owned limited liability company duly established and effectively existing under the PRC laws, the Transferor has fully paid up the capital contribution according to the proportion of equity interest and lawfully obtained appropriate rights thereon, and the Transferor has performed all of its shareholder’s obligations in strict compliance with the Articles of Association of Shanghai Fuming. The Transferor has all the necessary rights, powers and capacities to execute and perform all the duties and obligations hereunder, and this Agreement shall constitute its legal, valid and binding obligations after execution hereof.

2. The Transferor has the legal and actual ownership to the equity interest to be transferred hereunder, has the capacity for rights and actions in connection with the equity transfer, and has obtained all the necessary approvals other than the approval from the original approval authority of Shanghai Fuming regarding the equity transfer hereunder.

3. The execution and performance of this Agreement by the Transferor do not contravene any law, articles of association, contract, agreement or other legal documents binding on the Transferor.

4. There exists no pledge, preferential right or third party’s rights and interests in any form, or any encumbrance.

5. The information contained in the balance and other financial statements of Shanghai Fuming delivered to the Transferee by the Transferor are complete, true and accurate. Except for the liabilities (including actual liabilities and contingent liabilities) that have been disclosed to the Transferee by the Transferor, Shanghai Fuming has no other liabilities (the “Undisclosed Liabilities”). If there shall exist any Undisclosed Liabilities, the Transferor shall be responsible for all the repayment thereof. The Transferor shall fully compensate for any loss suffered by the Transferee or Shanghai Fuming as a result of the Undisclosed Liabilities.

6. During the period commencing from the Execution Date hereof and ending at the Closing Date (including the Execution Date and the Closing Date), unless with the prior written approval of the Transferee, the Transferor shall guarantee:

(1) Shanghai Fuming shall maintain normal business operations, any expenditure at or higher than RMB 10,000 shall be notified to the Transferee by a ten-day prior notice and approved by the Transferee;

(2) Shanghai Fuming shall undergo no material changes in its assets and financial conditions (including without limitation by ways of transfer, pledge of any form, or any third party’s rights and interests);

(3) Shanghai Fuming shall not distribute to the Transferor its investment proceeds;

(4) Shanghai Fuming shall not change the structure of equity ownership and its articles of association;

(5) Shanghai Fuming shall undergo no material changes in the amount and structure of its assets (including without limitation by ways of transfer, pledge of any form, or any third party’s rights and interests);

(6) The Transferor shall try its best efforts to ensure that Shanghai Fuming shall undergo no unfavorable changes in its operation;

(7) The Transferor shall not appoint, employ, dismiss, change or fire any directors, executive officers and other key employees without the prior approval of the Transferee;

(8) There shall not exist any violation of law in the taxes, accounts, employees, insurance and properties of Shanghai Fuming; Shanghai Fuming does not have any actual or potential litigation.

7. The Transferor promises to train the succeeding management staff of Shanghai Magma for the Transferee after the execution of this Agreement. The trainees may take courses together with the Transferor, and participate in the management decision making and daily operation management of Shanghai Magma after June 1, 2007.

8. In consideration that the Transferee’s affiliates will purchase Shanghai Magma, a domestic company controlled by the Transferor’s affiliates, and has entered into the relevant purchase agreement (hereinafter referred to as the “Purchase Agreement”), both Parties acknowledge that the representations, warranties and covenants of their respective affiliates under the Shanghai Magma Purchase Agreement shall be incorporated into this Agreement by way of reference and deemed as the representations, warranties and covenants of the Parties hereunder. Any breach by the affiliates of any Party hereto under the Purchase Agreement shall be deemed as a breach of such Party under this Agreement, in which event such Party agrees that the other Party shall have the right to hold the breaching Party liable for any and all consequences thereof.

9. There does not exist any material falseness or any omission in any representations or warranties of the Parties hereunder. A Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (“Indemnified Party”) against any and all the liabilities, obligations, loss, damages, penalty, punishment, compensation, claim, law suit, fees, expenses and costs (including without limitation attorney fee and other legal costs) of whatever type, nature and category (collectively, the “Losses”) suffered or incurred by the other Party as a result of any falseness, inaccuracy or incompleteness of any representations or warranties of the Indemnifying Party, or arising from or in connection with any representations or warranties or claims.

Article 6 Representations, Warranties and Covenants of the Transferee

Except for what have been disclosed,

1. The Transferee is a legal person duly established and effectively existing under the laws of the Cayman Islands.

2. The Transferee has the full rights to carry out the activities in connection with the equity transfer hereunder, and has obtained all the approval and/or authorization necessary for the execution and performance of this Agreement.

3. The execution and performance of this Agreement by the Transferee do not contravene any law, articles of association, contract, agreement or other legal documents binding on the Transferee.

4. The Transferee shall perform its obligations of paying the Equity Transfer Price to the Transferor in strict compliance with the provisions hereof.

5. The Transferee promises, from the date of industrial and commercial registration in connection with the equity transfer hereunder until the Parties have received the audit report of Shanghai Magma in 2007 issued by one of the “Big Four” accounting firms acceptable to the Transferee in accordance with the US GAAP:

a) The Transferee shall ensure that Shanghai Magma shall select one of the “Big Four” accounting firm acceptable to the Transferee within thirty (30) days after the end of 2006 and 2007, and shall provide in the engagement agreement that the accounting firm shall complete the audit of Shanghai Magma in accordance with the US GAAP and deliver the audit report to the Transferee within ninety (90) days after the end of the current year.

b) The Transferee undertakes not to maliciously impede or interfere with the efforts of the management staff appointed by the Transferee in pursuing the maximization of the operational result of Shanghai Magma in compliance with the provisions of laws, operator’s rules and this Agreement, and within the scope of the current business of Shanghai Magma (except for the WAP operation);

c) If the Transferee intends to dispose all or any part of the equity interest in Shanghai Magma through transfer, pledge, setting of third party’s rights or otherwise, it shall ensure that the new transferee shall agree to continue the performance of this Agreement according to its terms;

d) The Transferee will endeavor to cause its affiliates not to engage in the Java Baibaoxiang service;

e) The Transferee shall, and shall cause the directors appointed by it to, comply with the provisions in subsection 5 of this Article 6, and the Transferee shall promptly rectify any noncompliance thereof.

Article 7 Confidentiality

Without the written approval of the other Party, neither Party shall disclose the relevant content of this Agreement to any third parties other than the Parties hereto (not including the affiliates of the Parties and the professionals engaged by the Parties) prior to the Closing Date hereunder, except as explicitly required under the relevant PRC laws and regulations, relevant articles of association, or other applicable laws and regulations.

Article 8 Expenses

1. Each Party agree to bear the respective expenses incurred in connection with the legal counsel, accountant, evaluator, financial adviser and other professionals engaged by such Party.

2. The Transferor and Transferee shall each be responsible for their respective taxes incurred in the equity transfer hereunder according to law.

3. All the other relevant fees and expenses, including without limitation fees for amended industrial and commercial registration, shall be borne by Shanghai Fuming.

Article 9 Issues not Mentioned and Amendment

1. Both Parties agree to engage in further negotiations on issues not mentioned herein, and enter into supplemental agreement in writing, after the execution of this Agreement. The supplemental agreement shall constitute an integral part of this Agreement.

2. Any amendment to this Agreement shall be in writing and signed by the Parties hereto. The revisions and additions shall constitute an integral part hereof.

Article 10 Liabilities for Breach

1. A Party hereto shall constitute a breach of this Agreement if such Party:

(1) fails to perform any obligations hereunder;

(2) violates any representations, warranties and covenants hereunder;

(3) makes any false or misleading representations and warranties hereunder (either in good faith or bad faith).

2. If the events of breach set forth shall happen more than five (5) times in one month or the aggregate amount thereof is more than ten (10) times, then each three (3) events of breach beyond the aforesaid amount shall be deemed as a material breach. In addition, the Transferor’s any breach of Section 3 of the Exhibit I to the Purchase Agreement “Special Warranties as to Material Breach”, and the Transferee’s any breach of the representations, warranties and covenants under subsection 5 of Article 6 hereof, shall be deemed as material breach, and the Transferee shall be liable for such breach according to the provisions hereof.

3. In the event of the breach above, the non-breaching Party shall have the right to require the breaching Party to remedy such breach within thirty (30) days; with respect to material breach, the non-breaching Party shall have the right to remedy such breach within sixty (60) days. Should any loss incurred to the non-breaching Party or Shanghai Magma/Shanghai Fuming as a result of the failure by the breaching Party to remedy the breach within the prescribed period, the non-breaching Party shall have the right to hold the breaching Party liable for such loss, and claim for damages from the breaching Party. Each Party hereto may off-set the debt owed by the other Party against the debt owed to the other Party.

4. If the Transferor shall be in breach of its representations, warranties and covenants hereunder, or its affiliates shall be in breach of their representations, warranties and covenants under the Purchase Agreement, or Shanghai Magma shall be in breach of its representations, warranties and covenants under the Purchase Agreement, at any time prior to January 1, 2008, or the Transferor’s affiliates shall be in breach of Section 3 of the Exhibit I to the Purchase Agreement “Special Warranties as to Material Breach” at any time prior to December 31, 2009, and which breach constitutes a material breach under Article 10.2 hereof, then, after each occurrence of material breach, the Transferee shall have the right to require the Transferor pay to the Transferee US$ 200,000 as the liquidated damages, in addition to the compensation/indemnity that should be made by the Transferor under other provisions of this Agreement. The liquidated damages shall be paid within 7 business days after the Transferor’s receipt of notice from the Transferee specifying the breach and the amount and method of payment of the liquidated damages.

5. If the Transferee shall be in breach of its representations, warranties and covenants hereunder, or its affiliates shall be in breach of their representations, warranties and covenants under the Purchase Agreement, at any time prior to January 1, 2008, and which breach constitutes a material breach under Article 10.2 hereof, then, after each occurrence of material breach, the Transferor shall have the right to require the Transferee pay to the Transferor US$ 200,000 as the liquidated damages, in addition to the compensation/indemnity that should be made by the Transferee under other provisions of this Agreement. The liquidated damages shall be paid within 7 business days after the Transferee’s receipt of notice from the Transferor specifying the breach and the amount and method of payment of the liquidated damages.

6. Each Party hereto covenants to the other Party, the breaching Party shall, at the request of the non-breaching Party, make the following indemnities to the non-breaching Party, without prejudice to the right of any Party to claim for damages as a result of the other Party’s breach of its warranties, covenants or obligations hereunder:

(1) certain amount of money that is sufficient for the Parties to restore to the original status (as if) the breaching Party was not in breach;

(2) the expenses or costs incurred directly or indirectly by the non-breaching Party as a result of the breach by the breaching Party (including without limitation the costs and expenses of litigation, arbitration and/or attorney fee reasonably paid by the non-breaching Party).

7. Notwithstanding any other provisions of this Agreement, if the Transferee shall fail to make payment of the Equity Transfer Price to the Transferor as required hereunder, the Transferee shall pay to the Transferor liquidated damages for each day from such breach until the Equity Transfer Price has been paid in full amount, the amount of such liquidated damages shall be equal to the outstanding payment of the Transferee multiplied by a daily interest rate of 0.1%; if the breach shall continue for more than thirty (30) days, the daily interest rate shall be 0.5% thereafter. The Transferee’s sole and exclusive liabilities for overdue payment shall be limited to the liabilities set forth in this Article.

Article 11 Dispute Resolution

1. Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation.

2. If the Parties cannot resolve the dispute through amicable consultation within sixty (60) days after the occurrence thereof, such dispute shall be submitted for arbitration at the China International Economic and Trade Arbitration Commission according to its then effective arbitration rules. The arbitration award shall be final and binding upon both Parties. The location of arbitration shall be in Beijing.

3. If any provision hereof shall be held as invalid under applicable laws, such invalidity shall not have any impact on the validity and enforceability of the remaining provisions of this Agreement.

Article 12 Governing Laws

The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC laws.

Article 13 Contractual Rights

Neither Party shall assign its rights hereunder without the prior written consent of the other Party. This Agreement shall be binding and inure to the benefit of the successors and approved assignees of the Parties hereto.

Article 14 Force Majeure

1. For the purpose of this Agreement, “force majeure” event refers to any event beyond the reasonable control of the Parties that can not be predicted (or can be predicted but cannot be avoided) by the Parties hereto, which event has caused failure of any Party hereto to perform any or all terms and conditions of this Agreement, including without limitation natural disasters such as earthquake, typhoon, flood, fire and other natural disasters, war, riot, strike or any other similar incidents. The Parties hereto acknowledge and agree, the non-performance by either Party of this Agreement due to force majeure event shall not constitute a breach in subsection 1 of Article 10 hereof, and the Party affected shall not be liable for any compensation or indemnity thereto.

2. The Party affected by the force majeure event shall immediately notify the other Party of the occurrence of force majeure event via the most rapid means of communication available, and provide the other Party with documents specifying the details of the event and the reason for the non-performance, partial non-performance for delay of performance of this Agreement, and the Parties shall negotiate whether to postpone the performance of this Agreement or terminate this Agreement.

Article 15 Special Agreement

Should any Party be materially prevented from its performance hereof due to the significant change in the relevant industrial policies of the state government, both Parties shall hold separate negotiations to resolve such issue in the spirit of friendly cooperation.

Article 16 Entire Agreement

This Agreement constitutes the entire representations and agreement between the Parties and supersede any oral or written representations, warranties, understandings and agreements concerning the subject matter hereof between the Parties prior to the execution hereof. The Parties acknowledge and agree, any representations or warranties not explicitly included herein shall not constitute the basis of this Agreement, nor constitute the basis for the determination of the rights and obligations of the Parties and the construction of the terms and conditions hereof.

Article 17 Notice

Any notice hereunder shall be in written form, in Chinese language, and delivered via registered mail, fax or other electronic means of communication. A notice shall be deemed to be duly given when it is delivered to the registered address of the receiving party. If the notice is sent by registered mail, it shall be deemed to have been duly given on the date shown on the receipt thereof. If the notice is transmitted by facsimile, it shall be deemed to have been duly given on the date of receipt of the transmission confirmed by receipt of a transmittal confirmation.

Transferee: Hurray! Holdings Co., Ltd.

Address:

Zip Code:

Tel.:

Fax:

Attention:

Transferor: Magma Digital International Limited

Address:

Zip Code:

Tel.:

Fax:

Attention:

Article 18 Language

This Agreement shall be written in Chinese language in four (4) originals, with each Party holding one (1) original thereof, the remaining shall be filed for approval and the industrial and commercial registration, each of which shall have equal legal validity.

Article 19 Supplemental Agreement or Exhibits

The supplements or revisions to this Agreement agreed upon and duly executed by both Parties shall be attached as the Exhibits hereto, constituting an integral part hereof.

Signature Page

IN WITNESS WHEREOF, both Parties have duly executed this Agreement as of the date first written above.

Party A: Hurray! Holdings Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Party B: Magma Digital International Limited (Seal)

Legal Representative/Authorized Representative:

Wang Jiang, He Ming, Xie Peifu, Chen Yixiao, Xu Hongyan, Shao Cuilin, Xie Bing, Shen Nanpeng, as the shareholders of the Transferor, hereby voluntarily provide a complete joint liability guarantee for the Transferor’s performance of the duties and obligations hereunder. In the event of any and all the breach hereunder on the part of the Transferor, the Transferee may require in its sole discretion the Transferor and/or its shareholders listed above to perform the obligations to the extent of their respective proportion of equity interest currently held in the Transferor, provided that none of the shareholders shall bear joint liabilities to the other shareholders.

Wang Jiang:

He Ming:

Xie Peifu:

Chen Yixiao:

Xu Hongyan:

Shao Cuilin:

Xie Bing:

Shen Nanpeng:

Exhibit I: Basic Principles for Performance Determination

1. The Transferee shall use its best efforts to cause its affiliates to transfer/integrate as far as possible their existing Java services (not including the built-in mobile service and the fee collection service) to Shanghai Magma, and the performance of such services thereafter shall be included in the performance of Shanghai Magma;

2. The Transferee shall use its best efforts to cause its affiliates to grant Shanghai Magma the access to their existing Java business channels free of charge, and the performance of such business channels shall be included in the performance of Shanghai Magma; provided that any and all the costs arising therefrom including without limitation any and all the costs, expenses, operator’s penalties or other economic losses shall also be borne by Shanghai Magma;

3. The Transferor shall use its best efforts to cause Shanghai Magma to grant the Transferee’s affiliates the access to its existing Java business channels free of charge, and the performance off such business channels shall not be included in the performance of Shanghai Magma, provided that any and all the costs arising therefrom, including without limitation any and all the costs, expenses, operator’s penalties or other economic losses shall also be borne by the Transferee’s affiliates;

4. If Shanghai Magma shall distribute or decide to distribute any profit, pay or decide to pay and dividend, or the Transferee shall dispose either directly or indirectly the profit of Shanghai Magma, the aforesaid disposal shall not have any impact on the determination of Shanghai Magma’s performance, the budget of Shanghai Magma for the subsequent years shall be based on the conditions existing prior to such disposal. The disposal above shall not have any negative impact on the determination of the performance or budget of Shanghai Magma.